EXHIBIT 4.1
                                                                     -----------

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                         WESTERN POWER & EQUIPMENT CORP.

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

            Western Power & Equipment, Corp., a Delaware corporation (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD") on September 21, 2004 pursuant to authority of the Board as required by
Section 151 of the Delaware General Corporation Law (the "DGCL"):

            RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized preferred stock, par value $0.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                                    ARTICLE 1
                                   DEFINITIONS

The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings:

            1.1 "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

            1.2 "ASSET SALE" means a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the property, assets or business of the Corporation to a Person, other than an Affiliate, in which such property, assets or business of the Corporation are exchanged for securities or other consideration issued, or caused to be issued by the acquiring Person or its subsidiary to the Corporation or its stockholders.

            1.3 "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

            1.4 "CAPITAL STOCK" means the Common Stock, the Preferred Stock and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation, winding-up or otherwise) of the Corporation.

            1.5 "COMMON STOCK" means the common stock, par value $ 0.001 per share, of the Corporation.

            1.6 "CONVERSION DATE" means any day on which all or any portion of the outstanding shares of Series A Preferred Stock is converted in accordance with the provisions hereof.

            1.7 "CONVERSION NOTICE" means a written notice of conversion substantially in the form annexed hereto as Annex I.

            1.8 "CONVERSION RATE" has the meaning set forth in Section 6.
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            1.9 "CORPORATION" means WESTERN POWER & EQUIPMENT CORP., a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

            1.10 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

            1.11 "FUNDAMENTAL CORPORATE EVENT" means an Asset Sale or a Sale of Control.

            1.12 "HOLDER" means any Person to whom the Series A Preferred Stock is issued by the Corporation, or any Person to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof.

            1.13 "ISSUE DATE" means the date that the Corporation consummates the purchase of Arizona Pacific Materials, LLC, an Arizona limited liability company ("APM").

            1.14 "LIQUIDATION PREFERENCE" means, with respect to each full share of the Series A Preferred Stock, an amount equal to the sum of (i) the Stated Value thereof, plus (ii) any amount in excess of the Stated Value thereof which the Holder of such share of Series A Preferred Stock would have received had such Holder converted such share of Series A Preferred Stock into Common Stock immediately prior to the date of liquidation, dissolution or winding up of the Corporation.

            1.15 "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

            1.16 "PREFERRED STOCK" means the 10,000,000 shares of preferred stock of the Corporation authorized for issuance pursuant to its certificate of incorporation, as amended to date, consisting of (a) 1,000,000 shares of Series A preferred stock, and (b) 9,000,000 shares of undesignated preferred stock.

            1.17 "SALE OF CONTROL" means a transaction or series of transactions, OTHER than in respect of the Merger and the issuance of the shares of Series A Preferred Stock pursuant to this Certificate of Designation, in which more than 50% of the voting power of the Corporation is disposed of to Persons who are not Affiliates, or any other transaction or series of transactions as a result of which the ability to control the Board of Directors shall be vested in any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) who is not C. Dean McLain, the Rubin Family Irrevocable Stock Trust, American United Global, Inc., the AMT Majority Stockholder, the Corporation or any Affiliate of any of such Persons, whether such transaction is effected through (a) a tender offer or exchange offer made by any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) who is not one of the foregoing Persons, (b) a sale or exchange of Capital Stock, or (c) a merger, consolidation or like combination.

            1.18 "SEC" means the United States Securities and Exchange
Commission.

            1.19 "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

            1.20 "SERIES A PREFERRED STOCK" has the meaning set forth in Article 2.

            1.21 "STATED VALUE" has the meaning set forth in Article 2.

            1.22 "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

All references to "CASH" or "$" herein mean currency of the United States of America.

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                                    ARTICLE 2
                             DESIGNATION AND AMOUNT

            This series of Preferred Stock shall consist of 1,000,000 shares of Series A Preferred Stock and shall be designated Series A convertible Preferred Stock (the "SERIES A PREFERRED STOCK"). The stated value of the Series A Preferred Stock shall be $ 0.001 per share (the "STATED VALUE").

                                    ARTICLE 3
                                      RANK

            In each case, as to dividends, distributions of assets upon liquidation, dissolution, winding-up or otherwise, whether voluntary or involuntary, or otherwise, the Series A Preferred Stock shall rank senior and prior to the Common Stock and any other class or series of Capital Stock of the Corporation now or hereafter issued, except that the Series A Preferred Stock shall rank in parity with any other class or series of Capital Stock of the Corporation hereafter issued, specifically ranking it by its terms in parity with the Series A Preferred Stock.

                                    ARTICLE 4
                                    DIVIDENDS

            The Series A Preferred Stock shall not pay any fixed or stated dividend. However, if the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a cash dividend or other distribution (EXCLUDING, however, any distribution of stock or other securities or property or rights or warrants or options to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin-off) on shares of its Common Stock, then, and in each such case, the Corporation shall declare, order, pay and make the same cash dividend or distribution to each Holder of Series A Preferred Stock as would have been made with respect to the number of shares of Common Stock the Holder would have received had it converted all of its shares of Series A Preferred Stock immediately prior to such cash dividend or distribution.

                                    ARTICLE 5
              LIQUIDATION PREFERENCE; MERGERS, CONSOLIDATIONS, ETC.

            SECTION 5.1 If (i) the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event ("INSOLVENCY PROCEEDING") or (ii) if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of Common Stock or other shares of Capital Stock of the Corporation, whether now or hereafter issued, upon any such Insolvency Proceeding, liquidation, dissolution or winding-up, unless prior thereto, the Holders of shares of Series A Preferred Stock, subject to this Article 5, shall have received the Liquidation Preference with respect to each share, on an equal and pari-passu basis.

            SECTION 5.2 For purposes of this Certificate of Designation, including, without limitation, Article 5 hereof, the consummation of a Fundamental Corporate Event shall NOT be deemed, considered or construed as a liquidation, dissolution or winding-up of the Corporation.

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                                    ARTICLE 6
                     CONVERSION OF SERIES A PREFERRED STOCK

            SECTION 6.1 CONVERSION RATE

                        (a) On that date (the "CONVERSION DATE") that shall be ninety (90) days after the expiration of thirty-six (36) consecutive month period commencing on the first day of the calendar month immediately following December 31, 2004 (the "MEASURING PERIOD"), the shares of Series A Preferred Stock shall, automatically, and without any further action on the part of the Company or the Holder, be converted into shares of Common Stock (the "CONVERSION SHARES"), as follows:

                            (i) Twelve Million (12,000,000) Conversion Shares in the event that APM's aggregate cumulative pre-tax income during the Measuring Period shall have been $18,000,000 or greater; and

                            (ii) In the event that APM's aggregate cumulative pre-tax income during the Measuring Period shall be less than $18,000,000 the number of Conversion Shares shall be appropriately pro-rated on the basis of 0.66666 Conversion Shares for each $1.00 of aggregate cumulative pre-tax income achieved by APM during the Measuring Period (the "CONVERSION RATE"); PROVIDED, HOWEVER, that no conversion shall occur, and the shares of Series A Preferred Shares shall be automatically surrendered for cancellation, in the event that APM's pre-tax income shall by the end of the Measuring Period not have reached a minimum of $3,000,000.

                            (iii) In the event that APM's aggregate cumulative
                                  pre-tax income during the first 24 months of the Measuring Period shall be $18,000,000 or more, the Holders of the Series A Preferred Stock shall be permitted to convert up to a maximum of 500,000 shares of the Series A Preferred Stock (out of their total of 1,000,000 Series A Preferred Stock) into the number of Conversion Shares equal to 12 Conversion Shares for each Series A Preferred converted (for a maximum of 6,000,000 Conversion Shares).

                        (b) Upon the occurrence of such conversion of the Series A Preferred Stock, the Holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation. Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such conversion occurred.

            SECTION 6.2 EXERCISE OF CONVERSION PRIVILEGE

                        (a) Unless otherwise mutually agreed by the Holders of the Series A Preferred Stock and the members of the Board of Directors of the Corporation who are not Affiliates of such Holder(s), no shares of Series A Preferred Stock may be converted into Conversion Shares in accordance with
Section 6.1 above until the expiration of the thirty-six (36) month Measuring Period. The Holder shall deliver the shares of Series A Preferred Stock to the Corporation by express courier within five Business Days following the Conversion Date. Upon surrender for conversion, the Series A Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. As promptly as practicable after the Conversion Date, but in any event not more than five Business Days after the Conversion Date, the Corporation shall (i) issue the Common Stock issuable at conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery to the Holder (x) a certificate or certificate(s) representing the number of shares of Common Stock to which the Holder is entitled by virtue of such conversion, and (y) cash, as provided in Section 6.3, in respect of any fraction of a share of Common Stock issuable at conversion. Such conversion shall be deemed to have been effected at the Conversion Date, and at such time the rights of the Holder of the Series A Preferred Stock, as such, shall cease and the Person or Persons in whose name or names the Common Stock shall be issuable shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby and all voting and other rights associated with the beneficial ownership of such shares of Common Stock shall at such time vest with such Person or Persons.

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                        (b) All shares of Series A Preferred Stock shall be
converted into shares of Common Stock as provided in this Article 6, with an effective date of such conversion being either (i) immediately prior to consummation of any Fundamental Corporate Event, or (ii) on the Conversion Date, as the case may be, and the record date for the issuance of such Common Stock shall be such effective date.

            SECTION 6.3 FRACTIONAL SHARES

                        No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction multiplied by the closing bid price of the Common Shares on the last trading day before the Conversion Date.

            SECTION 6.4 ADJUSTMENTS TO CONVERSION RATE

                        If, prior to the date on which all shares of Series A Preferred Stock are converted, the Corporation shall (i) pay a dividend in shares of Common Stock or Options of Convertible Securities or make a distribution in shares of Common Stock or Options of Convertible Securities,
(ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Rate in effect on the opening of business on the record date for determining stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Series A Preferred Stock immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive, upon the conversion of such shares of Series A Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this Section 6.4 shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any ordinary cash dividends (made out of current earnings) on shares of Common Stock shall be made.

                        In each case of an adjustment of the Conversion Rate for the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered Holder of Series A Preferred Stock at the Holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

                                    ARTICLE 7
                                  VOTING RIGHTS

            SECTION 7.1 GENERAL VOTING RIGHTS

                        Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be voted equally with the shares of Common Stock and not as a separate class, at any annual or special meeting of the stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Holder of shares of Series A Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such Holder's aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Article 6 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

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            SECTION 7.2 NOTICE

                        The Corporation shall provide each Holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of all proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed liquidation, dissolution, winding up or otherwise of the Corporation, the Corporation shall mail a notice thereof to each Holder at least 30 days prior to the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, together with a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

            SECTION 7.3 SEPARATE CLASS VOTING RIGHTS

                        To the extent that under the DGCL the vote of the Holders of the Series A Preferred Stock, voting separately as a class, is applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series A Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

                                    ARTICLE 8
                                  Miscellaneous

            SECTION 8.1 LOSS, THEFT, DESTRUCTION OF PREFERRED STOCK

                        Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A
Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A Preferred Stock, new shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this
Section 8.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

            SECTION 8.2 WHOM DEEMED ABSOLUTE OWNER

                        The Corporation may deem the Person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

            SECTION 8.3 REGISTER

                        The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the register of Series A Preferred Stock.

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            SECTION 8.4 WITHHOLDING

                        To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

            SECTION 8.5 HEADINGS

                        The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

            SECTION 8.6 SEVERABILITY

                        If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on September 21, 2004.

                                  WESTERN POWER & EQUIPMENT CORP.



                                  By:         /s/ C. Dean McLain
                                        ---------------------------------
                                  Name:       C. Dean McLain, CEO



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                                     ANNEX I


                            FORM OF CONVERSION NOTICE

TO:         WESTERN POWER & EQUIPMENT CORP.
            6407-B N.E. 117th Avenue
            Vancouver, WA  98662

                        The undersigned owner of this Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") issued by Western Power & Equipment, Corp. (the "CORPORATION") hereby irrevocably exercises its option to convert __________ shares of the Series A Preferred Stock into shares of the common stock, par value $0.001 per share ("COMMON STOCK"), of the Corporation in accordance with the terms of the Certificate of Designation. The undersigned hereby instructs the Corporation to convert the number of shares of the Series A Preferred Stock specified above into Shares of Common Stock issued at Conversion in accordance with the provisions of Article 6 of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Series A Preferred Stock, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series A Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series A Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date and time: ___________________________


__________________________________________
Signature

Please print name and address (including zip code number):

__________________________________________

__________________________________________

__________________________________________



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